Exhibit 99.1

N e w s R e l e a s e

March 11, 2009	For Immediate Release
Park National Corporation provides guidance
on first quarter 2009 earnings
January & February net income on target and loan growth momentum continues
NEWARK, Ohio — Park National Corporation (Park) (NYSE Alternext US:PRK) today reported operating results for the first two months of 2009, including $13.8 million in net income available to common shareholders and a loan loss provision of $4.8 million. Park also continues to benefit from very strong loan growth, increasing total loans by $95 million or 2.1 percent during the first two months of 2009 to $4.6 billion.
“Significant turmoil in the stock market prompted us to take the unprecedented action of describing our progress in the first two months of this year,” said Park Chairman, C. Daniel DeLawder.
Projected Earnings for the First Quarter of 2009
Park’s management expects that net income available to common shareholders will be approximately $18 million for the first quarter (three months ended March 31, 2009). The loan loss provision is expected to be $12 million for the first quarter of 2009. First quarter net income per common share is expected to be approximately $1.28. The expected results for the first quarter of 2009 are in line with the guidance Park provided in the financial review section of its 2008 annual report to shareholders that was included in its 10-K filed with the Securities and Exchange Commission on February 25, 2009.
DeLawder said, “While several large banking companies have announced significant reductions in their dividend payments, Park has not.” Park’s board of directors has reviewed the projected results for the first quarter and has indicated it expects to declare a second quarter cash dividend of $0.94 per share at the next board meeting (scheduled for April 20, 2009). This dividend is consistent with Park’s regular dividend amount.
Continued Strong Loan Growth
Park experienced growth in commercial loans, residential real estate loans and consumer loans. Especially low interest rates on fixed rate mortgages helped fuel Park’s origination of $111 million of fixed rate residential mortgage loans during the first two months of 2009. By comparison, Park originated $161 million of fixed rate residential mortgage loans in all of 2008.
“New clients are discovering the value of our dependable strength and extraordinary service, and long-time clients confidently rely on us to help them be secure and successful despite the difficult economy,” DeLawder said. “We welcome those opportunities and our skilled loan specialists are eager to help qualified borrowers in every community we serve.”
Headquartered in Newark, Ohio, Park National Corporation holds $7.1 billion in assets (as of December 31, 2008). Park consists of 14 community bank divisions and two specialty finance companies. Park’s Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank, Citizens National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky. Park’s other banking subsidiary is Vision Bank (headquartered in Panama City, Florida), and its Vision Bank Division (of Gulf Shores, Alabama). Park also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance) and Guardian Finance Company.
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Media Contacts: Bethany Lewis, Communication Specialist, 740.349.3754 or John Kozak, Chief Financial Officer, 740.349.3792
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com

N e w s R e l e a s e
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This news release contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation: deterioration in the asset value of Vision Bank’s loan portfolio may be worse than expected; Park’s ability to execute its business plan successfully and within the expected timeframe; general economic and financial market conditions, and weakening in the economy, specifically, the real estate market and credit market, either national or in the states in which Park and its subsidiaries do business, are worse than expected; changes in the interest rate environment reduce net interest margins; competitive pressures among financial institutions increase significantly; the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries; demand for loans in the respective market areas served by Park and its subsidiaries, and other risk factors relating to the banking industry as detailed from time to time in Park’s reports filed with the Securities and Exchange Commission including those described in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com